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                                                                Exhibit No. 3.3



                  CONSOLIDATED CAPITAL OF NORTH AMERICA, INC.

                             ARTICLES OF AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is Consolidated Capital of North America, Inc. (the "Corporation").

SECOND: The following amendment to the Articles of Incorporation was adopted on August 12, 1997, as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:

    No Common Shares have been issued or Directors Elected-Action by --- Incorporators

    No Common Shares have been issued but Directors Elected-Action by Directors
---

 X Such amendment was adopted by the board of directors where Common Shares --- have been issued.

    Such amendment was adopted by a vote of the shareholders. The number of --- Common Shares voted for the amendment was sufficient for approval.

If these amendments are to have a delayed effective date, please list that date: _________________________________________________________________________
            (not to exceed ninety (90) days from the date of filing)

THIRD: The Corporation's Articles of Incorporation are hereby amended to add the following Section 4 to ARTICLE IV:

    A. Authorized Series B Preferred Shares. There is hereby established a series of Preferred Shares designated "Series B Preferred Shares", consisting of 5,000,000 Series B Preferred Shares (hereafter in this Section 4 of Article IV the "Series B Shares", collectively, or the "Series B Share", individually), having an issue price of $1.50 per share (the "Purchase Price").

    B. Mandatory Dividends. The holders of record of the Series B Shares shall be entitled to receive, out of any funds legally available for the purpose, prior and in preference to any declaration or payment of any dividend on the Common Shares of the Corporation, dividends at the rate of 10% of the Purchase Price per annum. Dividends shall accrue from the date of original issuance and shall be payable quarterly in arrears on the first day of January, April, July and October beginning on October 1, 1997. The dividends shall be paid in cash unless the Corporation and the holders of the Series B Shares agree that the dividends shall be
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paid in unrestricted Common Shares of the Corporation based on the average of the closing bid price of the Corporation's Common Shares for the five consecutive trading days preceding the last five trading days of the quarter for which such dividends are payable.

    C. Conversion. The holders of the Series B Shares shall have the right to convert one Series B Preferred Share into one Common Share of the Corporation during the period of time from date of original issuance until the second anniversary of such issuance (the "First Term") or such additional period of time that the Series B Shares remain outstanding as agreed to by the Corporation and the holder thereof (the "Second Term") only as follows:

         (1) Upon Failure to Pay Dividends. In the event that any dividends on any Series B Shares have accrued but have not been declared or paid or set aside for payment within five days of the scheduled payment date, then an amount of the Series B Shares equal in dollar amount to the amount of unpaid dividends shall, at the request of any holder of outstanding Series B Shares, be converted into Common Shares of the Corporation with the value of such Series B Shares and Common Shares being $3.00 per share for such conversion purpose and the Common Shares shall be distributed ratably among the holders of the Series B Shares requesting such conversion in proportion to the number of Series B Shares converted by each such holder. (For example, if the Corporation shall fail to pay a quarterly dividend of $187,500, upon the request of the holders of all outstanding Series B Shares, 62,500 Series B Shares shall be converted into 62,500 Common Shares.) If the Corporation should fail to pay dividends for four consecutive quarters, then each outstanding Series B Share shall automatically be converted into one Common Share of the Corporation,

         (2) With the Consent of Corporation. The Series B Shares may be converted in whole or in part by any holder thereof into Common Shares at any time after the First Term with the prior written consent of the Corporation.

         (3) Upon Expiration of Second Term. In the event that the Series B Shares remain outstanding at the expiration of the Second Term, then each Series B Share shall automatically be converted into one Common Share of the Corporation.

         (4) Mechanics of Conversion. Before any holder of the Series B Shares shall be entitled to convert the same into Common Shares of the Corporation, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Shares, and shall give written notice of the name or names in which the certificates for Common Shares are to be issued. The Corporation or the transfer agent shall, as soon as practicable thereafter, issue and deliver to the holder of the Series B Shares or to a designee of the holder of the Series B Shares certificates for the number of whole Common Shares to which the holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series B Shares, and the persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holders of the



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Common Shares as of such date. In the event the Corporation has given notice of redemption of any Series B Shares, the conversion rights of the holder of the Series B Shares shall terminate as to Series B Shares called for redemption at the close of business on the business day next preceding the redemption date unless default shall be made in the payment of the redemption price. Upon conversion of any Series B Shares, no payment or adjustment shall be made on account of dividends accumulated, whether or not in arrears, on such shares or on account of dividends declared and payable to holders of Common Shares of record on a date prior to the date of conversion.

         (5) Adjustments to Conversion Procedure. In the event the outstanding Common Shares of the Corporation shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Common Shares without a corresponding combination or consolidation with respect to the Series B Shares or if the number of outstanding Common Shares shall be increased by way of declaration of a stock dividend, the number of Common Shares into which the Series B Shares may be converted shall be proportionately adjusted.

         (6) No Fractional Common Shares. No fractional Common Shares shall be issued upon conversion of the Series B Shares, and the number of Common Shares to be issued shall be rounded to the nearest whole share. Whether or not fractional Common Shares are issuable upon such conversion shall be determined on the basis of the total number of Series B Shares the holder is at the time converting into Common Shares and the number of Common Shares issuable upon such aggregate conversion.

         (7) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares solely for the purpose of effecting the conversion of the Series B Shares such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series B Shares; and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Series B Shares, in addition to such other remedies as shall be available to the holder of the Series B Shares, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of Series B Shares as shall be sufficient for such purposes.

    D. Redemption. At least sixty (60) days prior to the expiration of the Initial Term, the Corporation may offer to repurchase the Series B Shares by written notice to the holders of the Series B Shares, at one hundred ten percent (110%) of the Purchase Price effective upon the expiration of the Initial Term. The holders of the Series B Shares may accept such offer in writing within thirty (30) days of receipt of such written offer. In the event the holder of the Series B Shares do not accept such repurchase offer or the Corporation does not offer to repurchase the Series B Shares, the Series B Shares shall remain outstanding during the Second Term unless the holders of the Series B Shares and the Corporation agree at any time during that Second Term that any or all of such Series B Share shall be converted into Common


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Series B Share shall be automatically converted into one Common Share of the
Corporation unless the Corporation has given written notice to the holder of the Series B Shares at least thirty (30) days prior to the expiration of the Second Term that the Corporation intends to redeem the Series B Shares at one hundred ten percent (110%) of the Purchase Price and the Corporation has redeemed all of the Series B Shares as of the expiration of such Second Term.

         Redeemed Series B Shares shall be restored to the status of authorized and unissued Preferred Shares and may be reissued by the Corporation.

    E. Notices. Any notice required by the provisions of the foregoing paragraphs to be given to the holders of Series B Shares shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Corporation.

    IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its authorized officer as of August 27, 1997.

[Corporate Sea]]                  CONSOLIDATED CAPITAL OF
                                  NORTH AMERICA, INC.

                                  By: /s/ Donald R. Jackson
                                      ------------------------------------------
                                      Donald R. Jackson
                                      Secretary, Treasurer and Chief
                                      Financial Officer



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